Farmers Insurance Group of Companies(R)     CONTACT: Jeff Beyer 323-930-4149

NEWS BUREAU
4680 Wilshire Blvd.
Los Angeles, CA 90010

FOR IMMEDIATE RELEASE

                   FARMERS ANNOUNCES PRIVATE PLACEMENT OF
               $650 MILLION OF TRUST SURPLUS NOTE SECURITIES

LOS ANGELES (July 17, 1998) - Farmers Insurance Exchange, Truck Insurance Exchange and Fire Insurance Exchange sold $500 million aggregate principal amount of 30-year 7.05% surplus notes, and $150 million aggregate principal amount of 50-year 7.20% surplus notes, announced Farmers Group, Inc. The Exchanges issued the surplus notes to a newly-formed Delaware business trust, Farmers Exchange Capital, which purchased the surplus notes with the proceeds from a concurrent sale of $650 million aggregate liquidation amount of trust securities.

The net proceeds from the sale of the surplus notes were used to repay $650 million of outstanding certificates of contribution previously issued by the Exchanges to Farmers Group, Inc. and certain of its subsidiaries. The new surplus notes of the Exchanges have lower interest rates and significantly longer maturities than the certificates of contribution that were repaid.

The trust securities were sold in a private placement pursuant to Rule 144A under the Securities Act of 1933. The trust securities and the surplus notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust securities or the surplus notes, nor shall there be any sale of the trust securities or surplus notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.